Exhibit 99.1

Zion Oil & Gas Appoints New Director

Dallas, Texas and Caesarea, Israel – April 20, 2015 – Zion Oil & Gas, Inc. (NASDAQ GM: ZN) (“Zion” or “Company”) today announced the appointment of a new director to its Board of Directors (“Board”) and the amendment of the corporate Bylaws to create new directorships.

Appointment to Newly Created Directorship

Dustin L. Guinn has been appointed to the Board as an independent director, effective May 1, 2015. Mr. Guinn’s level of experience with respect to oilfield operational oversight, strategic planning, and many aspects of oil and gas exploration and production is compelling and significant. Among other benefits, he brings expertise in well drilling techniques and completions, hydrocarbon production, and oilfield services management.

Mr. Guinn currently serves as Chief Executive Officer of Viking Services, B.V. (“Viking Services”), having served in this capacity since June of 2011. Viking Services (http://www.vikingservices.com) is a global service company engaged in oil and gas drilling and completion, well servicing, pressure pumping, wireline, geophysical, civil engineering and transportation. Mr. Guinn’s primary responsibilities include operational and strategic management focusing on the growth, deployment and profitability of assets (drilling rigs and associated equipment, etc.) in Turkey, Israel, Northern Iraq, Hungary, Albania, Oman, Romania and other strategic countries in the Middle East, North Africa, as well as Central and Eastern Europe. Mr. Guinn has extensive experience in transactional mergers and acquisitions involving both entity and asset purchases as well as the subsequent integration of those acquisitions. He has been intimately involved in the growth of Viking Services in terms of financial, operational, structural, and reporting and management growth since its inception in 2008.

Prior to assuming the responsibilities of CEO in 2011, Mr. Guinn served as President of Viking International and Viking Geophysical, in which he leveraged his financial background and experience to focus on the continued development of operational efficiencies, reporting implementation, profitable asset deployment and accountability, focusing on return-on-investment metrics. Mr. Guinn was integral in the procurement and negotiation of many of Viking’s key long-term, ongoing service contracts and Master Service Agreements. Mr. Guinn has also served in various capacities within Viking such as CFO, Treasury Manager and Financial Analyst. Mr. Guinn graduated with honors from New Mexico State University with a Bachelor of Business Administration degree in Finance, and he earned a Master’s Degree in Business Administration from West Texas A&M.

John M. Brown, Zion’s CEO and Founder, says: “On behalf of the Board, we wholeheartedly welcome Dustin to our company and believe that his exceptional experience and leadership as CEO of Viking Services will bring us key expertise to complement our efforts to explore for and produce commercial oil and gas accumulations in Israel.”

Mr. Guinn is not being appointed to any Board committee at this time, but will be actively involved in all Board matters and especially in the Technical Advisory Group. There are no arrangements or understandings between Mr. Guinn and any other person pursuant to which he was appointed to the Board. For his services on the Board, Mr. Guinn will be compensated as a non-employee director. Mr. Guinn will be a Class II director up for reelection at the 2016 annual stockholders meeting.

The Board unanimously amended the By-Laws to increase the maximum number of director positions from 11 to 13 and also appointed Mr. Guinn as a director for one of the newly created directorship positions.

Zion Oil & Gas explores for oil and gas onshore in Israel and its operations are focused on the Megiddo-Jezreel License (approximately 99,000 acres) south and west of the Sea of Galilee, where the Company plans to start drilling a deep well in the last half of 2015. For more info, visit www.zionoil.com

Contact:

Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

Brittany Martin:

Telephone: 214-221-4610

Email: info@zionoil.com